EXHIBIT 10.1
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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of September 21, 2006 by and among Genotec Nutritionals, Inc., a Delaware corporation ("Seller"), George Kontonotas, an individual ("Kontonotas"), Joseph Freedman, an individual ("Freedman"), Susan Blancato, an individual ("Blancato"), (Kontonotas, Freedman, and Blancato shall be collectively referred to herein as the "Shareholders"), MM(2) Group, Inc. , a New Jersey corporation ("MM2"), and Genotec Acquisition Corporation, a newly-formed, wholly-owned subsidiary of MM2 ("Buyer").

                                    RECITALS

WHEREAS, the Shareholders own, of record and beneficially, 10,000,000 shares (the "Company Shares") of the common stock, $0.01 par value, of the Seller, being all of the issued and outstanding shares of the capital stock of the Seller;

WHEREAS, the Seller is engaged in the business of selling nutritional supplements (the "Business");

WHEREAS, the Buyer wishes to purchase the Business and certain other assets of the Seller;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

          "Action" shall mean any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation, or threat thereof, by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and any member, general partner, director, officer or employee of such Person. For purposes of this definition of Affiliate, "control" shall mean the power of one or more Persons to direct the affairs of the Person controlled by reason of ownership of voting stock, contract or otherwise.

          "Brokerage Business" means the business of brokering raw materials, bulk commodities and ingredients for the benefit of third parties.

          "Damages" shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys' fees incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement and any and all amounts paid in settlement of any such claim.

          "Intellectual Property" shall mean all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, mask works, tradenames, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, software, business correspondence and marketing plans and other intellectual or intangible property.

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          "Knowledge" shall mean an individual shall be deemed to have
"Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter. Seller shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or other representative of Seller has Knowledge of such fact or other matter.

          "Person" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, or governmental agency or authority.

          "Purchased Assets" shall have the meaning stated in Section 2.1 in the Agreement.

          "Solvent" shall mean that the Seller shall pay its bills in the ordinary course of business as the bills come due.

          "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Software Assets or which could become a charge against or lien on the Software Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.


                                   ARTICLE II.

                           PURCHASE AND SALE OF ASSETS

     2.1 TRANSFER OF PURCHASED ASSETS. Pursuant to the terms and subject to the conditions of this Agreement, in exchange for the consideration set forth in
Section 2.2 below, at the Closing, Seller shall sell, assign and deliver to Buyer, and Buyer shall purchase from Seller, the assets listed on Schedule 2.1 (hereinafter collectively referred to as the "Purchased Assets").

     2.2 PURCHASE PRICE. As consideration for the Purchased Assets, Buyer shall tender Seller the consideration set forth below:

          (a) Ten million (10,000,000) shares of Class A Common Stock of MM(2) Group, Inc. (the "Buyer's Stock") to Seller's designees as listed on Schedule
2.2. MM2 hereby agrees to file a registration statement with the Securities and Exchange Commission to register the Buyer's Stock under the Securities Act of 1933 (the "Act") within sixty (60) days from the Closing Date (the "Registration Statement"). Subsequent to the Securities and Exchange Commission declaring the Registration Statement effective, MM2 shall have its counsel provide the appropriate legal opinion to its transfer to remove the restrictive legend endorsed upon the share certificates of the Buyer's Stock.

     2.3 LIABILITIES OF SELLER. . Pursuant to the terms and subject to the conditions of this

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Agreement, Buyer will assume certain liabilities included on the June 30, 2006
Balance Sheet of Seller and as adjusted in the ordinary course of business as of the closing date. Such liabilities are listed on Schedule 2.3 herein (hereinafter collectively referred to as the "Assumed Liabilities").


                                  ARTICLE III.

                                    CLOSING

     3.1 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. Eastern Standard Time at the offices of Buyer at 5 Regent Street, Suite 520, Livingston, NJ 07039, on September 21, 2006, or at such other time and place as the parties may agree (the "Closing Date") provided that all of the Closing conditions set forth in Section 3.3 hereof shall have occurred.

     3.2 DELIVERIES. Together with an executed counterpart of this Agreement, the following items shall be delivered by the parties at the Closing:

          (a) BY BUYER. Buyer shall deliver:

               (i) a certificate(s) evidencing the Buyer's Stock;

               (ii) the Employment Agreements for each of the Shareholders executed by Buyer.

               (iii) Secretary's Certificate of the Seller as set forth in
               Schedule 3.2.(a)(iv)

               (iv) Officer's Incumbency Certificate of Seller as set forth in
               Schedule 3.2(a)(v).

               (v) MM2 shall have purchased Seventy-five Thousand Dollars ($75,000) of the Buyer's Series A Preferred Convertible Stock.


          (b) BY SELLER. Seller shall deliver to Buyer:

               (i) one or more Bills of Sale, in form and substance satisfactory to Buyer and sufficient to convey the Purchased Assets to Buyer;

               (ii) such electronic and paper copies and representations of the Intellectual Property as may in Buyer's reasonable judgment be necessary to convey the Intellectual Property to Buyer;

               (iii) the Employment Agreements for each of the Shareholders executed by Kontonotas, Freedman, and Blancato respectively;

               (iv) an Assignment of Seller's rights to the corporate name "Genotec Nutritionals, Inc."

               (v) Amendment to the Certificate of Incorporation of Genotec Nutritionals, Inc. for filing with the Delaware Secretary of State to change its name to a name different from and dissimilar to Genotec Nutritionals, Inc.

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               (vi) Secretary's Certificate of the Buyer as set forth in
               Schedule 3.2(b)(vi).

               (vii) Officer's Incumbency Certificate of Buyer as set forth in
               Schedule 3.2(b)(vii).

               (viii) such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.

               (viii) delivery of all consents, approvals, and assignments necessary to consummate the transaction contemplated under this Agreement including, but not limited to: third party software vendors' consents and reseller agreement consents.

               (ix) an assignment of the lease for 450 Commack Road, Deer Park, NY

               (x) Termination of sublet to CardioCeuticals LLC for office space located at 450 Commack Road, Deer Park, NY.


                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLER


     Seller represents and warrants to Buyer that:

    4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, affect the Purchased Assets in a materially adverse manner.

     4.2 AUTHORIZATION. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against it in accordance with its respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

     4.3 BROKERS. (a) The parties acknowledge that a broker's commission will be due and owing at the Closing (the "Brokers' Commission Fee") to Michael Logerfo ("Logerfo") and/or Raymond Burke ("Burke"). The Brokers' Commission Fee is the sole responsibility of Buyer. Other than the Logerfo and Burke set forth above, the Seller and the Shareholders represent that all negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Seller in such a manner as to give rise to any valid claim against the Seller and/or the Buyer for any broker's or finder's commission, fee or similar

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compensation. The Seller and the Shareholders, jointly and severally, shall indemnify Buyer and MM2 and hold both harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based on any agreement, arrangement or understanding made by or on behalf of Seller and/or the Shareholders.

     (b) MM2 hereby agrees to issue 500,000 shares of MM2 Class A Common Stock (the "Logerfo's Stock") to Logerfo, or their designees, as complete and final payment owed to Logerfo as his Brokers' Commission Fee. Logerfo's Stock will reduce the number of shares to be issued as Buyer's Stock. The Logerfo's Stock will be endorsed with the restrictive legend set forth in
     Section 8.1(a) herein.

     4.4 LITIGATION, PROCEEDINGS AND APPLICABLE LAW. There are no Actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Seller's Knowledge, threatened (a) against Seller which, if determined adversely against Seller, would have a material adverse effect on Seller's or Buyer's ability to use the Intellectual Property in the manner in which it is now being used by Seller or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby, except as listed on
Schedule 4.4. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign, judicial or administrative authority in any proceeding to which Seller is or was a party relating to the Software Assets.

     4.5 NO CONFLICT OR VIOLATION. Neither the execution, the delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in (i) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (ii) a material breach or termination of, or a material default under, any term or provision of any contract to which Seller is a party or an event which, with notice, lapse of time, or both, would result in any such material breach, such termination or such material default, or (iii) a material violation by Seller of any Legal Requirement or an event which, with notice, lapse of time or both, would result in such a material violation.

     4.6 INTELLECTUAL PROPERTY. Seller owns all rights to the Intellectual Property without any conflict or infringement of the intellectual property rights of others. In addition, Seller has taken reasonable steps (including, without limitation, entering into Confidentiality Agreements with all officers and employees of and consultants involved in Seller's business) to maintain the secrecy and confidentiality of and its proprietary rights in, all Intellectual Property.

          (b) Schedule 4.6(b) lists (i) all patents and patent applications and all registered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Intellectual Property, and specifies the jurisdictions in which each of the foregoing has been registered, including the respective registration numbers, and/or any application for any such registration has been filed; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any Intellectual Property; and (iii) all licenses under which Seller is or may be obligated to make royalty or other payments. Copies of all licenses, sublicenses and other agreements identified pursuant to clauses (ii) and (iii) above have been delivered by Seller to Buyer.

          (c) Seller is not in violation in any material respect of any license, sublicense or agreement described in Schedule 4.6(b). As a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder, neither Seller nor Buyer shall be in violation in any material respect of any license, sublicense or agreement described in such schedule.

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          (d) Seller is the sole owner of all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests) all non-public domain Intellectual Property and has full rights to the use, sale, license or disposal thereof. Except as expressly set forth in
Schedule 4.6(b), no other Person has any rights with respect to any of the Intellectual Property, nor is any consent or approval of any third party needed to fully utilize and exploit the Intellectual Property.

          (e) No claims with respect to the Intellectual Property have been asserted to Seller, or, to Seller's Knowledge, are threatened by any person, and Seller knows of no claims (i) to the effect that Seller infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.

          (f) To the Knowledge of Seller, all trademarks, service marks, and other company, product or service identifiers held by Seller are valid and subsisting worldwide.

          (g) To the Knowledge of Seller, and except as expressly set forth in
Schedule 4.6(b), there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party. Seller has not been sued or, to Seller's Knowledge, charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights that comprise the Intellectual Property. Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of any third party insofar as the Intellectual Property is concerned.

          (h) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property developed or owned by Seller.

          (i) Except as set forth in Schedule 4.6(b), no person has a license to use or the right to acquire a license to use any future version of any product based on the Intellectual Property or any product based on the Intellectual Property that is under development, and no agreement to which Seller is a party will restrict Buyer from charging customers for any such new version or product.

     4.7 ASSETS GENERALLY. Seller holds good and marketable title, license to or leasehold interest in all of the Purchased Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Purchased Assets free and clear of any encumbrances and there exists no restriction on the use or transfer of the Purchased Assets. No Person other than Seller has any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties.

     4.8 Left blank Intentionally

     4.9 RECEIPT OF SHARES ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Seller in reliance upon Seller's representation, which by Seller's execution of this Agreement Seller hereby confirms, that the shares being issued to Seller's designees hereunder are being acquired for

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investment for Seller's designees own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller designees have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer's Stock.

     4.10 DISCLOSURE OF INFORMATION. Seller believes that it has received all the information necessary or appropriate for deciding whether to receive the Buyer's Stock as part of the consideration for the Purchased Assets. Seller further represents that its officers and agents have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions pertaining to the Buyer's Stock and the business, properties, prospects and financial conditions of Buyer. Seller has arrived at an independent view concerning the value of Buyer, recognizes that the transactions in which Seller is acquiring the Buyer's Stock is occurring in an arms' length transaction and is not relying upon any statements by Buyer as to the value of Buyer or the Buyer's Stock.

     4.11 SHAREHOLDERS OF SELLER. Kontonotas, Freedman, and Blancato are the sole shareholders of the Seller.

     4.12 The Seller is Solvent, and is currently paying its outstanding obligations to vendors, lenders, employees, governmental entities (including tax authorities), and other third parties as such obligations become due.

     4.13 INVESTMENT INTENT AND ACKNOWLEDGMENT. (a) The Seller and its designees is acquiring the Buyer's Stock only for his own account, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distribution or reselling any part of the Buyer's Stock.

          (b) The Seller and its designees hereby acknowledges that the Seller and its designees have had an opportunity to ask questions of, and receive answers from persons acting on behalf of the Buyer and MM2 to verify the accuracy and completeness of the information set forth in such reports filed with the Securities and Exchange Commission and attached financial statements prior to the Closing Date and the Seller and its designees hereby acknowledge that the Seller and its designees have not requested the Buyer and/or MM2 to provide any additional information which the Buyer and/or MM2 possess or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information made available.


                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF BUYER


     Buyer hereby represents and warrants to Seller as follows:

     5.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     5.2 AUTHORIZATION. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement to consummate the transactions

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contemplated hereby and thereby and to perform its obligations hereunder. This
Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefore may be brought.

     5.3 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Buyer in such a manner as to give rise to any valid claim against Seller for any broker's or finder's commission, fee or similar compensation.

     5.4 CONSENTS AND APPROVALS. No consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     5.5 INSURABILITY OF SHAREHOLDERS. Each of the Shareholders hereby represents and warranties that he/she is in good physical health, and shall qualify to underwritten at a standard rate for a "key man" life insurance policy to be purchased by the Surviving Corporation, naming the Surviving Corporation as the beneficiary. Each of the Shareholders hereby agrees to use commercially reasonable efforts to assist the Company in applying for such a policy.


                                   ARTICLE VI.

                                CERTAIN COVENANTS

     6.1 COVENANTS OF BOTH PARTIES. Buyer, on the one hand, and Seller, on the other hand, each covenant to the other that:

          (a) FURTHER ASSURANCES. Each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. From and after the execution hereof, Seller will promptly refer all inquiries with respect to the ownership of the Purchased Assets to Buyer and execute such documents as Buyer may reasonably request from time to time to evidence transfer of the Purchased Assets to Buyer.

     6.2 SELLER'S COVENANTS.  Seller covenants to Buyer that:

          (a) COOPERATION AND TRANSITION ASSISTANCE. Seller shall use its best efforts to facilitate the transition of customers, customer support services, and development, marketing and sales functions related to the Purchased Assets to Buyer, and shall direct any new inquiries regarding the Purchased Assets to Buyer or its assignee.

          (b) DOCUMENTATION. Seller shall provide Buyer with full and complete documentation, both written and computer generated, relating to the Business that Seller has conducted using the Purchased Assets, including all correspondence and files relating to their development.

          (c) CHANGE OF CORPORATE NAME. On the Closing Date, the Seller shall deliver to the

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Buyer an Amendment to the Certificate of Incorporation of the Seller for filing with the Delaware Secretary of State that shall change the name of the Seller to a name that is not similar to its present name.

     6.3 MM2'S COVENANTS. MM2 covenants to the Seller and the Shareholders that:

     (a) ADDITIONAL INVESTMENT IN THE BUYER. MM2 agrees to investment an additional Two Hundred and Twenty-five Thousand Dollars ($225,000) (the "Additional Investment") through the purchase of the Buyer's Series A Convertible Preferred Stock, as requested from time to time by the Board of Directors of the Buyer, as they deem appropriate to fund the Buyer's working capital needs.

     (b) DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For as long as MM2 shall keep in force Directors' and Officers', the Directors and Officers of the Buyer shall be covered under said policy.


                                  ARTICLE VII.

                                 INDEMNIFICATION

     7.1 INDEMNIFICATION BY BUYER. In the event Buyer (i) breaches or is deemed to have breached any of the material representations and warranties contained in
Article V herein, or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Buyer shall hold harmless, indemnify and defend Seller and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages, including all court costs, litigation expenses and reasonable attorneys' fees, incurred or paid by Seller to the extent such Damages arise or result from a breach by Buyer of any such representations or warranties or a violation of any covenant in this Agreement.

     7.2 INDEMNIFICATION BY SELLER AND SHAREHOLDERS.

     (a) Notwithstanding any investigation by Buyer or its representatives, Seller and the Shareholders, individually, will jointly and severally, indemnify and hold Buyer, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all Damages, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys' fees that any Buyer Parties may suffer or incur as a result of or relating to:

          (i) the breach of any material representation or warranty made by Sellers in this Agreement;

          (ii) all Taxes allocable to any taxable period (or any portion thereof) ending on or before the Closing Date.;

          (iii) any claim commenced by any third party relating to actions or omissions of Seller (or any of their Affiliates) that occurred prior to the Closing Date; and/or (iv) any claim or liability not disclosed in the financial statements delivered on the Closing Date or incurred in the ordinary course of business consistent with past practice .

     (b) Notwithstanding the above, the Buyer shall not seek indemnification pursuant to this Article VII against one or more of the individual Shareholders for any act(s) by another individual Shareholder that occurred subsequent to the Closing Date.

     7.3 NOTIFICATION OF CLAIMS. If any party or parties (the "Indemnified Party") reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion

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or commencement of any third-party claim, action, or proceeding (a "Third-Party
Claim"), with respect to which such other party or parties (the "Indemnifying Party") is obligated to provide indemnification pursuant to Section 7.1 or 7.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification (an "Indemnity Claim"). Any claim for indemnification under this Section 7 must be brought prior to the expiration of the survival period for the representation and warranty as set forth in Section
9.1. The delivery of such notice of Indemnity Claim ("Claim Notice") shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice (the "Notice Period") to notify the Indemnified Party of whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Indemnity Claim.

     7.4 RESOLUTION OF CLAIMS. With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnified Party shall proceed with the defense of such Third-Party Claim. During such defense proceedings, the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to the proceedings. The Indemnifying Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim. The Indemnified Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Following entry of judgment or settlement with respect to the Third-Party Claim, any dispute as to the liability of the Indemnifying Party with respect to the Indemnity Claim shall be resolved as provided in Section 9.7.

          (b) With respect to any Indemnity Claim not involving a Third-Party Claim, if the Indemnifying Party disputes its liability within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 9.7.

          (c) In the event that an Indemnified Party makes an Indemnity Claim in accordance with Section 7.3 and the Indemnifying Party does not dispute its liability within the Notice Period, the amount of such Indemnity Claim shall be conclusively deemed a liability of the Indemnifying Party.

                                  ARTICLE VIII.

              RESTRICTIONS ON MM2 GROUP, INC. CLASS A COMMON SHARES

     8.1 STOCK LEGEND. The Buyer's Stock issued to Seller's designees pursuant to this Agreement shall be subject to the following restrictions:

          (a) Legends on Stock Certificates. Each certificate representing shares issued pursuant to this Agreement shall be endorsed with the following legends:


          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT EXEMPTIONS FROM SUCH REGISTRATION AND FROM THE PROVISIONS OF ANY APPLICABLE STATE "BLUE SKY" LAWS ARE AVAILABLE.

                                   ARTICLE IX.

                                  MISCELLANEOUS

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and indemnities included or provided for in this Agreement or in any agreement, schedule or certificate or other document or instrument delivered pursuant to this Agreement will survive the Closing Date for a period of thirty-six (36) months. No claim may be made by any party hereto unless written notice of the claim is given within that thirty-six month period; provided, however, that the foregoing limitation period will not apply to a breach of any representation, warranty or covenant known to any party before the Closing Date.

     9.2  [Intentionally omitted]

     9.3  COVENANT NOT TO COMPETE.

     A. For a period of ten (10) years following the Closing Date, Seller will not do any of the following activities listed below, either directly or indirectly, anywhere in the United States or Canada. In the event that Seller improperly compete with Buyer in violation of this Section 9.3, the period during which they engage in such competition shall not be counted in determining the duration of the ten (10) year non-compete restriction:

          (a) For purposes of this Section 9.3, "Competitive Activity" shall mean any activity relating to, in respect of or in connection with, directly or indirectly, any and all products that the Seller offered to its customers or anticipated to offer to its customers immediately prior to the Closing Date, except: (i) for the Brokerage Business conducted by Kontonotas prior to the Closing date and (ii) the business of CardioCeuticals LLC and [*the mail order business*] only through September 30, 2006.

          (b) The Seller shall not solicit or perform services in connection with any Competitive Activity for any current customers of Buyer or any party who was a customer during the past two (2) years except as otherwise permitted under the Employment Agreements;

          (c) The Seller shall not solicit for employment or employ any then current employees employed by Buyer without Buyer's consent; or

     B. For a period of two (2) years following the Closing Date, the Shareholders will not do any of the following activities listed below, either directly or indirectly, anywhere in the United States or Canada. In the event that the Shareholders improperly compete with Buyer in violation of this Section 9.3, the period during which they engage in such competition shall not be counted in determining the duration of the two (2) year non-compete restriction:

          (a) The Shareholders individually shall not solicit nor perform services in connection with any Competitive Activity for any current customers of Buyer or any party who was a customer during the past two
          (2) years except as otherwise permitted under the Employment
          Agreements;

          (b) The Shareholders individually shall not solicit for employment nor employ any current employees employed by Buyer or Seller without Buyer's consent; or

          (c) For a period of two (2) years following the Closing Date, the Shareholders individually shall not compete with the Buyer or MM2, in any fashion, and shall not work for, advise, be a consultant to or an officer, director, agent or employee of or otherwise associate with any person, firm, corporation or other entity, or hold more than five percent (5%) of the outstanding capital stock of any such entity, which is engaged in or plans to engage in a Competitive Activity, except for (i) the Shareholders existing equity interests in CardioCeuticals, LLC. and (ii) Dr. Freedman's optometry practice as permitted and set forth in Section 10(a).H of the Employment Agreement between the Buyer and Freedman.

          (d) Notwithstanding anything to the contrary, should (i) MM2 not contribute the Additional Investment as set forth in Section 6.3(a) within eighteen months (18) from the Closing Date and (ii) the individual Shareholder has resigned h is/her employment with the Buyer due to MM2's failure to contribute the Additional Investment (the `Resigned Shareholders"), then the Resigned Shareholder shall thereafter be released from the restrictive covenant set forth in
          Section 9.3.B above.

          (e) Notwithstanding anything to the contrary, Kontonotas may continue to conduct and operate his Brokerage Business with those clients and/or customers of the Seller that were also clients and/or customers of the Seller prior to the Closing Date.


     9.4 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, neither the Seller (nor their respective shareholders, officers and directors) shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the Buyer. Buyer shall have the right to make such disclosure and announcements as may be required by the rules and regulations of the Securities and Exchange Commission.

     9.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may, without need for any consent or notice to Seller, assign all of its rights and obligations under this Agreement to any Affiliate of Buyer, and such assignment shall release Buyer of all of its liabilities and obligations to Seller, provided such liabilities and obligations are fully assumed by Buyer's assignee.

     9.6 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered by telecopy or other facsimile (with receipt acknowledged) and followed with delivery via an overnight courier service, or delivered by an overnight courier service, such notice to be effective on the date such receipt is acknowledged or refused), to the addresses of the parties appearing on the signature page of this Agreement or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

     9.7 CHOICE OF LAW. This Agreement shall be governed under and construed in accordance with the laws of the State of New York without regard to its choice of law principles. For purposes of any dispute or controversy arising under this Agreement or the transactions contemplated hereby, the parties mutually consent to the exclusive jurisdiction of the courts of the State of New York or the U.S. Federal District Court for the Eastern District of New York.

     9.8 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.9 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall be considered originals.

     9.10 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     9.11 KONTONOTAS, FREEDMAN, AND BLANCATO. Kontonotas, Freedman, and Blancato, as sole shareholders and officers of the Seller, hereby agree to guarantee the performance by the Seller of its obligations herein and the accuracy of the Seller's representations and warranties under this Agreement. Kontonotas, Freedman, and Blancato hereby agree that the Buyer may look to Kontonotas, Freedman, and Blancato for performance of the Seller's obligations herein, including, but not limited to the Seller's obligations under Article VII.

     9.12 CARDIOCEUTICALS, LLC. and Nutritional Health, LLC, Kontonotas, Freedman, and Blancato are each shareholders in CardioCeuticals LLC ("Cardio") and Nutritional Health, LLC ("Nutritional"). Cardio sublets office space from the Seller.

     Kontonotas, Freedman, and Blancato shall provide notice, as of the Closing Date, to Cardio and Nutritional that they may fulfill any management function required of them, if any, up to and including September 30, 2006. Thereafter, the Shareholders are expressly prohibited from providing any services to Cardio and Nutritional. After that date, Kontonotas, Freedman, and Blancato will be employed solely and exclusively, on a full-time basis, for the benefit of Buyer, except as set forth in each of the Shareholder's respective employment agreements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

Address for Notice:                     GENOTEC  NUTRITIONALS, INC.,
                                        a Delaware corporation
450 Commack Road
Deer Park, NY  11729
                                        By:_______________________
                                           George Kontonotas
                                           President


Address for Notice:                     GEORGE KONTONOTAS
                                        an individual
450 Commack Road
Deer Park, NY  11729
                                        By:_______________________
                                           George Kontonotas


                                        JOSEPH FREEDMAN
Address for Notice:                     an individual

450 Commack Road
Deer Park, NY  11729
                                        By:_______________________
                                           Joseph Freedman


Address for Notice:                     SUSAN BLANCATO
                                        an individual
450 Commack Road
Deer Park, NY  11729
                                        By:________________________
                                           Susan Blancato


Address for Notice:                     MM(2) GROUP, INC.
                                        [Limited to Paragraphs 2.2,
                                        3.2(a)(v), 4.3(b) and 6.3 only]
5 Regent Street  Suite 520
Livingston, NJ 07039
                                        By:________________________
                                           Mark Meller
                                           President


Address for Notice:                     GENOTEC ACQUISITION CORP.
                                        a New Jersey corporation
5 Regent Street  Suite 520
Livingston, NJ 07039
                                        By:________________________
                                           Mark Meller
                                           President

                                  Schedule 2.1

                                PURCHASED ASSETS

A) All of the accounts receivable, inventories, cash received as customer deposits (work-in-process), capitalized leases, other deposits, prepaid expenses, patents, trademarks and other intangible assets (except goodwill), notes receivable and all other assets except goodwill and cash of any other type. Also included in the acquisition shall be all current customers, all past customers from the past 24 months prior to the closing date, all customer lists and contact information, the name of the company ("Genotec Nutritionals, Inc." and any other current or prior trade names ever used by Seller), customer contracts, logos and all proprietary data, records and files and any other material currently utilized or reasonably necessary for the continued operation of the business.

B)   All valid and disclosed existing leases for equipment.

C)   Valid purchase orders issued in the ordinary course of business.

                                  Schedule 2.2

                               SELLER'S DESIGNEES

     Seller hereby directs MM2 Group, Inc. to issue an aggregate of 10 million shares of MM(2) Group, Inc. Class A Common Stock to the following individuals and/or entities:

     George Kontonotas                          4,581,500 shares
     Joseph Freedman                            2,992,000 shares
     Susan Blancato                             1,776,500 shares
     Michael Logerfo                              500,000 shares
     Maureen McLaughlin                            80,000 shares
     Paula Daddone                                 40,000 shares
     Maureen Bridges                               15,000 shares
     Robert Blancato                               15,000 shares

                                  Schedule 2.3

                               ASSUMED LIABILITIES


o    Accounts payable and customer deposits;
o    Equipment leases;
o No other liabilities of any type, whether disclosed or undisclosed, will be assumed, including, but not limited to accrued expenses, unpaid vacation days, unpaid sick days and other similar short terms payables

                                  Schedule 2.4

                          SELLER'S ACCOUNT RECEIVABLES

                                  Schedule 2.5

                            SELLER'S ACCOUNTS PAYABLE

                                  Schedule 2.6

                                  Leased Assets

                              Schedule 3.2.(a)(iv)

                      Secretary's Certificate of the Seller

                               Schedule 3.2(a)(v)

                   Officer's Incumbency Certificate of Seller

                              Schedule 3.2(b)(vi)

                      Secretary's Certificate of the Buyer

                              Schedule 3.2(b)(vii)

                    Officer's Incumbency Certificate of Buyer

                                Schedule 4.6 (b)

                              INTELLECTUAL PROPERTY

All current customers, all past customers from the past 24 months prior to the closing date, all customer lists and contact information, the name of the company ("Genotec Nutritionals, Inc." and any other current or prior trade names ever used by Genotec Nutritionals), customer contracts, logos and all proprietary data, records and files and any other material currently utilized or reasonably necessary for the continued operation of the business.